Exhibit 4.109

Maximum Mortgage Contract

Contract No.: TL1400018P

Mortgagor: Hebei Ruiliang Trading Co., Ltd

Mortgagee : China Minsheng Bank Shijiazhuang Branch

Signing Date : August 4, 2014

Mortgage Definition : To ensure multiple loans Party B (Mortgagee) has lent to Ganglian Finance Leasing Co., Ltd.,

Party A (Mortgagor) is willing to provide the Maximum Mortgage Guarantee hereunder for Party B.

Maximum Amount: RMB 210,000,000

Mortgage Term : August 4, 2014 to August 4, 2016

 Collateral: The assets Party A mortgages to Party B as Collateral are listed in Maximum Mortgage Contract (No. TL1400018P).

The appraised value of the Collateral is RMB 203,606,500.